FOR IMMEDIATE RELEASE                         November 20, 1997


Contact:  Michael P. Brennan, President/CEO
          Phone: 513-661-5735   Fax: 513-661-9091


          WESTWOOD HOMESTEAD FINANCIAL CORPORATION
             ANNOUNCES SPECIAL CASH DISTRIBUTION



     Westwood Homestead Financial Corporation (Nasdaq WEHO), headquartered in Cincinnati, Ohio announced today that its Board of Directors has approved a special distribution of $3.50 per share.

     The special distribution of $3.50 per share will be payable on December 22, 1997, to all shareholders of record as of December 15, 1997. The Company estimates that approximately $3.40 of the distribution will not be considered taxable, but will be applied against and will reduce the shareholders' adjusted basis in the Company's common stock. The Company indicated that it would announce to its shareholders' adjusted basis in the Company's common stock. The Company indicated that it would announce to its shareholders the precise amount of the distribution to be non-taxable as soon as it arrives at a final computation following the close of its 1997 fiscal year.

     Michael P. Brennan, President and Chief Executive Officer of the Company, stated that "The Board of Directors believes that this distribution represents an excellent use of the Company's excess capital that will benefit all of our shareholders."

     The Company also announced that it expected to recognize a charge in the fourth quarter of fiscal 1997 in the amount of approximately $800,000 or $0.28 per share relating to a balance sheet realignment involving the sale of $12.6 million of collateralized mortgage obligations classified by the Company as available for sale. The Company expects to complete the sale of these securities in the current quarter assuming the continuation of favorable interest rate conditions. The proceeds of this sale will be used to fund mortgage loan growth in 1998.

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